Exhibit 3.3

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THORNE HEALTHTECH, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Thorne HealthTech, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Thorne HealthTech, Inc., and that this corporation was initially incorporated under the name of Thorne Holding Corp., pursuant to a Certificate of Incorporation filed with the Secretary of State of Delaware on June 17, 2010 (the “Original Certificate”).

2. Pursuant to Sections 242 and 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates the Sixth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on February 25, 2021 (the “Sixth Restated Certificate”) in its entirety.

3. This Certificate was duly adopted by the written consent of the Board of Directors of Thorne HealthTech, Inc. (the “Board of Directors”) and by the written consent of the stockholders of Thorne HealthTech, Inc., in accordance with the applicable provisions of Sections 141, 228, 242, and 245 of the General Corporation Law.

4. The text of the Sixth Restated Certificate is hereby restated and further amended to read in its entirety as follows:

FIRST: The name of this corporation is Thorne HealthTech, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:

1. The Corporation is authorized to issue two classes of stock, to be designated as Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 210,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

2. The following is a statement of the designations and the powers, privileges, and rights, and the qualifications, limitations, or restrictions thereof in respect to each class of capital stock of the Corporation.

3. Immediately upon the filing and effectiveness of this Certificate (the “Filing Time”) each share of Class A Common Stock, Class B Common Stock, and Series E Preferred Stock (as each such term is defined in the Sixth Restated Certificate as it may have been amended prior to the Filing Time) issued and outstanding or held in treasury immediately prior to the Filing Time is hereby reclassified into one share of Common Stock (the “Reclassification”). Each certificate that immediately prior to the Filing Time represented any of such shares of capital stock of the Corporation (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares represented by the Old Certificate shall have been reclassified pursuant to the Reclassification

Common Stock.

a. The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors on any issuance of the Preferred Stock of any series.

b. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of the stockholders; provided, however, that, except as required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (which, as used herein, shall mean the Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate or the General Corporation Law of the State of Delaware. There shall be no cumulative voting.

c. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

d. Dividends may be declared and paid on the Common Stock if, as, and when determined by the Board of Directors subject to the rights of any then-outstanding Preferred Stock and to the requirements of applicable law.

e. On the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then-outstanding Preferred Stock.

Preferred Stock.

a. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors).

b. The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences, and rights, and the qualifications, limitations, or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, subject to the powers, preferences, and rights, and the qualifications, limitations, and restrictions thereof stated in this Certificate or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

c. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

FIFTH:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by law, by this Certificate, or by the Bylaws of the Corporation.

2. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such meeting shall not be so held, then such election shall take place at a stockholders’ meeting called and held in accordance with the General Corporation Law.

3. From and after the date of effectiveness of this Certificate, the directors of the Corporation (other than any who may be elected by holders of Preferred Stock under specified circumstances) shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II, and Class III. Directors already in office shall be assigned to each class at the time such classification becomes effective in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the date of effectiveness of this Certificate, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the date of effectiveness of this Certificate, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the date of effectiveness of this Certificate, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, any newly created directorships or decrease in directorships shall be so apportioned hereafter among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4. From and after the effectiveness of this Certificate, only for so long as the Board of Directors is classified and subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

5. Except as otherwise provided for or fixed by or pursuant to the provisions of this Article FIFTH in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, or except as otherwise provided by resolution of a majority of the Whole Board, newly created directorships resulting from an increase in the number of directors, created in accordance with the Bylaws of the Corporation, and vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen until his or her successor shall have been duly elected and qualified or until such director’s earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6. The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

SIXTH: In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend, alter, repeal, and rescind the Bylaws of the Corporation. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, amend, alter, repeal or rescind the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, amended, altered, repealed or rescinded by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate, the Bylaws of the Corporation may not be amended, altered, repealed or rescinded except in accordance with the provisions of the Bylaws relating to amendments to the Bylaws. No Bylaw hereafter legally adopted, amended, altered, repealed or rescinded shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered, repealed or rescinded.

SEVENTH:

1. From and after the closing of a firm commitment underwritten initial public offering of securities of the Corporation pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and subject to the rights of holders of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the Stockholders called in accordance with the Bylaws of the Corporation, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

2. Subject to the terms of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

3. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH:

1. Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors of the Corporation, the Corporation shall indemnify, and advance expenses to, to the fullest extent permitted by applicable law, any director of the Corporation who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Subject to any provisions in the Bylaws of the Corporation, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

2. The Corporation shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee, or agent of the Corporation who was or is a party or is threatened to be made a party to a Proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

3. Any amendment, repeal, or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection of any director, officer, or other agent of the Corporation existing at the time of such amendment, repeal, or modification.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate in the manner prescribed by the laws of the State of Delaware, and all rights conferred on stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then-outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal, or modification of the provisions of Section 2 of Article FOURTH, Sections 3-5 of Article FIFTH, Sections 1-2 of Article SEVENTH, this Article TENTH, or Article ELEVENTH of this Certificate.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock, or of Common Stock issued upon conversion of Preferred Stock, or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article ELEVENTH. Neither the alteration, amendment or repeal of this Article ELEVENTH, nor the adoption of any provision of this Certificate inconsistent with this Article ELEVENTH, nor, to the fullest extent permitted by law, any modification of law, shall eliminate or reduce the effect of this Article ELEVENTH in respect of any Excluded Opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article ELEVENTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any paragraph of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article ELEVENTH (including, without limitation, each such portion of any paragraph of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article ELEVENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate, the Bylaws, applicable law, any agreement or otherwise.

TWELFTH: This Certificate shall become effective on the filing and acceptance hereof by the Secretary of State of Delaware.

IN WITNESS WHEREOF, Thorne HealthTech, Inc., has caused this Amended and Restated Certificate of Incorporation to be signed by the Chief Executive Officer of the Corporation on this ___ day of ___________, 2021.

By:
Paul F. Jacobson
Chief Executive Officer